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MEASUREMENT SPECIALTIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1995

EXHIBIT 10 -- MATERIAL CONTRACT:
CONSULTANT AND REPRESENTATIVE AGREEMENT

This Consultant and Representative Agreement (the "Agreement") is made and entered into as of April 4, 1995, by and between Measurement Specialties, Inc., ("MSI" or the "Company"), a New Jersey corporation with its principal offices at 80 Little Falls Road, Fairfield, New Jersey 07004 and Donald Weiss ("Consultant" and/or "Representative"), an individual whose principal residence is at 200 Winston Drive, Cliffside Park, N.J. 07010.

WHEREAS: Consultant has served as the President and Chief Executive Officer of the Company; and

WHEREAS: Consultant and the Company have entered into an Employment Agreement dated as of July 1, 1988, as amended, under the terms of which the Company has made certain compensation and other commitments to Consultant; and

WHEREAS: The Board of Directors of the Company at a meeting held on March 31, 1995, has decided to make a change in the management of the Company; and

WHEREAS: The Company and Consultant desire to set forth their respective future obligations and commitments to each other with respect to such management change.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:


1. DEFINITIONS

1.1 "Consultant Date" shall mean February 1, 1996.

1.2 "Product" shall mean a Company product which the Company and Representative shall agree to make subject to the terms of this Agreement. When the Company and Representative agree upon the inclusion of product under this Agreement they shall list it on Exhibit A hereto. The Company shall be under no obligation to continue the manufacture or sale of any product during the terms of this Agreement whether or not it becomes subject to the terms of this Agreement.

1.3 "Net Sales" shall mean the amounts actually received by the Company from its customer with respect to the sale of Products and shall exclude charges for service or maintenance, handling, freight, sales taxes, C.O.D. charges, insur-ance, import duties, trade discounts, and the like. The Company shall have the right to set such cash discounts, to make such allowances and adjustments, and to accept such returns from its customers as it deems advisable and such amounts shall either not be included or deducted from Net Sales if previously included. If payment for Products is rendered in currencies other than United States dollars, the net sales price shall be converted into U.S. dollars based upon the rate of exchange used by the Company in the preparation of its financial statements for the period in which such invoice is issued.

1.4 "Territory" shall mean the World.

2. CONSULTANCY

The Company hereby agrees to engage the services of the Consultant and the Consultant hereby accepts such engagement by the Company to perform consulting services for the Company on the following terms and conditions:

2.1 DUTIES. During the period from the date of this Agreement through January 31, 1996, Consultant shall make himself available to consult on a full time basis with the Company's officers and its technical, marketing and sales personnel concerning the Company's new product development, strategic marketing programs and its overall sales and marketing activities and to perform such other duties as shall be mutually agreeable to Consultant and the Company. The Company agrees that during the term that Consultant is providing consulting services to the Company hereunder that Consultant may use a reasonable amount of Company administrative services, office phones and other office support services for Consultant's personal business activities (consistent with Section 6 hereof) provided that such activities do not interfere with his duties to the Company. After January 31, 1996, Consultant shall have no further consulting duties to the Company.

2.2 COMPENSATION. In consideration of Consultant making himself available to render consulting services to the Company under this Agreement and in consideration of the actual consulting services rendered by the Consultant to the Company hereunder, the Company agrees to pay Consultant consulting fees as follows:

(a) For the period from the date hereof to January 31, 1996, the Company shall pay consultant a consulting fee of $156,677 to be paid in ten (10) equal monthly installments on the last business day of each month in accordance with the Company's regular payroll practices. During this period, the Company shall provide Consultant with medical insurance in accordance with the Company plan in effect from time to time, reimbursement for authorized expenses including the expenses for an automobile comparable to the Consultant's currently leased car, coverage under the Company's officers and directors insurance policy and the transportable disability policy and 401(k) benefits currently in effect. Also during this period, the Company will provide Consultant with three weeks of paid vacation, holiday and sick leave and other employee benefits under its employee benefit plans as from time to time in effect in the same manner as afforded its full time employees.

(b) The Company will pay Consultant a bonus for FY 1995 in the amount determined by the Compensation Committee of the Company's Board of Directors and consistent with other management bonuses on or about July __, 1995 and a pro-rata share of the bonus, if any, under the Company's management bonus plan for FY 1996.

2.3 OTHER COMPENSATION. On January 31, 1996, the Company will pay Consultant $194,833 in respect to the Company's severance obligations to Consultant under his existing employment agreement. The payment of such sum is unrelated to the quality of the consulting or representative services rendered by Consultant/Representative hereunder, and no claim may be raised with respect to the quality of such consulting or representative services as either an offset or defense for the payment of such severance compensation.

2.4 DEATH OF CONSULTANT. This Agreement shall terminate without notice upon Consultant's death. In such event Consultant's estate shall be entitled to receive (i) all compensation to be paid to Consultant under the terms of Sections 2.2 and 2.3 hereof but unpaid as of the date of death, (ii) payment of all commissions if any due Consultant under the terms of Section 3.3 hereof through the date of death and (iii) to any rights that shall have accrued to the benefit of Consultant's estate upon the death of Consultant under any other plan, employee benefit or other arrangement covering Employee pursuant to
Section 2.2(a) hereof.

2.5 DISABILITY. During the term of Consultant's consulting relationship with the Company under the terms of this Agreement, the Company shall bear the expenses of a transportable disability policy which shall provide disability coverage to the Consultant in the event of his mental or physical disability for an annual amount which shall be no less than 60% of Consultant's annual consulting rate under section 2.2(a) hereof and which such disability policy shall provide for the commencement of benefit payments thereunder after the first 180 days of disability. In the event of Consultant's physical or mental disability, the term of Consultant's consulting to the Company hereunder shall remain in effect for a period of 180 days following the disability or February 1, 1996 if earlier. The disability of Consultant shall not affect or impair the Company's obligation to make the payments set forth in Sections 2.2(b) and 2.3 to the Consultant.

2.6 OPTION TREATMENT. Consultant currently holds the following options to purchase Common Stock (the "Options") issued under MSI's 1985 Stock Option Plan, as amended to date (the "Plan"):

Incentive Stock Option Agreement dated November 5, 1992, relating to 10,000 shares of the Company's Common Stock at an exercise price of $1.65 per share; and

Incentive Stock Option Agreement dated September 10, 1993, relating to 20,000 shares of the Company's Common Stock at an exercise price of $6.1875.

With respect to the Options, MSI and the Consultant have agreed that notwithstanding the provisions of Section 5(e) of the Plan and the corresponding provisions of the Options, the Board of Directors of the Company acting pursuant to Sections 5(h) and 10 of the Plan, has agreed to waive the provisions of such sections requiring exercise of the options during a prescribed period following termination of Consultant's employment by the Company and to provide that the Options shall remain exercisable by Consultant following expiration or termination of this Agreement for the full remainder of the specified term thereof subject only to the provisions of the Options related to exercise of the Options upon the death of Employee (Section 5(e)(ii) of the Plan).

Employee acknowledges that the amendment to the Options set forth above shall result in the Options no longer qualifying as "incentive stock options" under the Plan and therefore that the Options will not qualify for the favorable tax treatment afforded incentive stock options under Section 422 of the Internal Revenue Code. Accordingly, the Options shall hereafter be subject to taxation as "non-statutory options" for tax purposes and will have the tax treatment afforded such type of options including the applicable withholding requirement upon exercise of the Options.

In the event that the shares subject to the Options are not then registered with the Securities and Exchange Commission under an effective registration statement on Form S-8 (or other applicable form) and further in the event that such shares may in the opinion of counsel to the Company be subject to restrictions on their resale under the federal securities laws (other than a filing of a notice of sale under Rule 144 of the federal securities laws), then the Company grants to Consultant "piggyback" registration rights with respect to the shares issuable upon exercise of the Options with regard to registrations of Company Common Stock under the Securities Act of 1933, as amended, initiated by the Company or by holders of outstanding shares of Common Stock of the Company pursuant to a contractual right requiring the Company to do so. The Company will bear the expenses associated with such registration provided, however, that Consultant shall bear the cost of the underwriting discount (or other sales commission) with respect to the shares sold to him in the offering and the costs of his counsel in connection with such registration. The registration rights granted to Consultant hereunder shall expire as to any shares issued upon exercise of the Options five (5) years following the date of their issuance upon exercise of the Options.


3. APPOINTMENT OF REPRESENTATIVE

3.1 REPRESENTATION. Subject to the terms and conditions herein, the Company hereby appoints Representative as it's non-exclusive representative for the Products in the Territory, and Representative hereby accepts such appointment.
 Representative's sole authority shall be to solicit orders for the Products in the Territory in accordance with the terms of this Agreement.

3.2 LIMITATION ON AUTHORITY. Representative shall not have the authority to make any commitments whatsoever on behalf of the Company. Representative shall quote to customers only those authorized prices, delivery schedules, warranty terms and other terms and conditions conveyed to Representative by the Company. The Company may alter at will the prices, delivery schedules, warranty terms and other terms and conditions quoted by it, provided only that it gives prior written notice to Representative of any changes. All orders obtained by Representative shall be subject to acceptance by the Company at its principal office currently located at the address listed for it at the beginning of this Agreement, and all quotations by Representative shall contain a statement to that effect. The Company shall have the sole right of credit approval or credit refusal for customers in all cases. Representative shall have no authority to make any acceptance or delivery commitments to customers. The Company specifically reserves the right to reject any order or any part thereof for any reason.

3.3 COMMISSION. Representative's sole compensation under the terms of this Agreement for acting as the Company's representative pursuant to this Section 3 is payment of a commission based upon the annual cumulative aggregate Net Sales of Products for each year this Agreement remains in force computed in accordance with the schedule set forth below:
    Aggregate Net Sales                     Commission
    -------------------                     ----------
The first $0 - $200,000                         10  %
the next $200,00 to $500,000                     7.5
the next $500,000 to $1,000,000                  5
the next $1,000,000 and above                    4

The commission shall apply to the Net Sales received by the Company from all orders for Products from the Territory that have been accepted by the Company and for which shipment has occurred. The parties acknowledge that the above commission structure represents the Company's standard and usual commission arrangement, but that special cost or competitive circumstances relating to a proposed Product may require the negotiation by the Company and Representative of different commission rates at the time a Product becomes subject to this agreement. In addition, it is the intention of the parties that the Company shall have no obligations to any sales representative or other sales agent with respect to products that become subject to this agreement. However, in the event that the Company shall have any obligation to pay a sales commission to a third party with respect to sales of any Product, then the Company and Representative shall mutually agree upon a split of commissions to Representative and the Company's sales representative for such Product at the time that the Product becomes subject to this Agreement such that the Company will not be obligated to pay multiple commissions with respect to such Product.

3.4 PAYMENT OF COMMISSION. Commissions earned by Representative hereunder shall be due and payable quarterly within 30 days from the end of each calendar quarter with respect to Net Sales of Products received by the Company within such quarter. Payment of the commission due hereunder shall be accompanied by a statement setting forth the Net Sales for such month and the calculation of the commissions due and payable to Representative under the terms of this Agreement.

3.5 INSPECTION OF RECORDS. Representative shall have the right, at its own expense and not more than once in any twelve (12) month period, to authorize the Company's independent auditors to inspect at reasonable times the Company's relevant accounting records to verify the accuracy of commissions paid by the Company to Representative under the terms of this Agreement.


4. INDEPENDENT CONTRACTORS

The relationship of the Company and Representative established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever. All financial and other obligations associated with Representative's activities as the Company's representative under Section 3 hereof are the sole responsibility of Repre-sentative.


5. TERM AND TERMINATION

5.1 TERM. The consulting portion of this Agreement (generally Section 2 hereof) shall commence on April 4, 1995, and shall terminate on January 31, 1996. The sales representative portion of this Agreement (generally Section 3 hereof) shall commence on February 1, 1996 and terminate on April 4, 1997. This Agreement may be terminated at any time prior to such dates under the provisions of Section 5.2. On April 4, 1997, this Agreement shall terminate automatically without notice unless prior to that time the term of the Agreement is extended by the mutual written consent of the parties.

5.2 TERMINATION FOR CAUSE. If either party defaults in the performance of any material provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within sixty (60) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the sixty-day period, then the Agreement shall automatically terminate at the end of that period.

5.3 POST TERMINATION COMMISSIONS. In the event of the expiration of this Agreement in accordance with the provisions of Section 5.1 hereof, then in addition to commissions due him under Section 3 hereof, Representative shall also be entitled to commissions on (i) the sale of Products for which the Company has received a purchase order prior to the expiration date of this Agreement notwithstanding that the shipment of such products shall occur after the expiration date and (ii) all Products shipped by the Company within six (6) months following the expiration date. For purposes of determining the amount of commissions payable with respect to such post expiration sales, such sales shall be deemed to have been made in the year during which the expiration occurred. Commissions payable to Representative under this subsection 5.3 shall be payable following shipment of the Products in accordance with the provisions of subsection 3.4 hereof.

5.4 LIMITATION ON LIABILITY. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of the Company or Representative.

6. COMPETITION/OTHER ACTIVITIES

During the term of this Agreement, except on behalf of the Company or its subsidiaries and affiliates, Consultant/Representative will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, employee, consultant or otherwise, become or be interested in any other person, corporation, firm, partnership or other entity whatsoever which produces, markets and/or sells bathroom, kitchen, postal or fish scales; tire pressure gauges; shock sensing devices for packaging applications or ultrasonic distance measurement devices for consumer use, of any type and in any location; provided, however, that anything above to the contrary notwithstanding, Consultant/Distributor may own, as a passive investor, securities of any corporation which engages in such businesses which is publicly traded, so long as his holdings in any one such corporation shall not in the aggregate constitute more than 5% of the voting stock of such corporation.


7. CONFIDENTIAL INFORMATION AND INVENTIONS

7.1 PROTECTION OF CONFIDENTIAL INFORMATION. Consultant/Representative agrees at all times during the term of this Agreement and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, design, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees (the "Confidential Information"). Confidential Information shall be either be
(i) identified as "proprietary" or "confidential," (ii) actually known to the Consultant as being proprietary and/or confidential in nature or (iii) information with regard to which Consultant has actual knowledge that the public disclosure of which would cause the Company material injury to its business or properties.

7.2 PUBLIC DOMAIN EXCEPTION. "Confidential Information" does not include any such information, technical data, or know-how which:

(i)is already or otherwise enters the public domain, not as a result of any action or inaction by Consultant/Representative in violation of this Agreement;

(ii)is in the receiving party's possession prior to disclosure by Consultant/Representative;

(iii) is approved for release by the Company or the Company makes such information available to third parties without an obligation of confidentiality;

(iv)relates to Consultant's general business knowledge acquired as a result of his employment by the Company.

7.3 INVENTIONS. Consultant agrees that he will promptly make full written dis-closure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign to the Company all of his right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, which relate to the Company's business and are developed by Consultant during the course of his rendering of consulting services to the Company hereunder or are developed by Consultant during the term of Consultant's consultancy hereunder through the use of any property, equipment or other assets of the Company. Consultant acknowledge that all original works of authorship which are made by him (solely or jointly with others) within the scope of his consulting services and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USCA, Section 101).

7.4 INTELLECTUAL PROPERTY PROTECTION. Consultant agrees that his obligation to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship assigned hereunder to the Company shall continue beyond the termination of this Agreement, but the Company shall compensate Consultant at a reasonable rate for time actually spent by him at the Company's request on such assistance. If the Company is unable because of Consultant's mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for and United States or foreign letters patent or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in the Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations assigned hereunder to the Company.

8. ASSIGNMENT

This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties provided that in the case of an assignment that the assignee assumes all of the Company's obligations hereunder, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by Consultant/Representative.

9. NOTICES

Any notice which the Company is required or may desire to give to Consultant/Representative shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to him at his address set forth above, or at such other place as Consultant/Representative may from time to time designate in writing. Any notice which Consultant/Representative is required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing of any such notice shall be deemed to be the date of delivery thereof.

10. WAIVERS

If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

11. COMPLETE AGREEMENT; AMENDMENTS

This Agreement foregoing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. This Agreement specifically supersedes that certain Employment Agreement dated as of July 1, 1988, between Consultant and the Company and all amendments thereto, all of which shall be of no further force or effect after the date hereof.

12. RELEASE AND WAIVER

12.1 RELEASE. Effective upon execution of this Agreement, MSI and Consultant, on behalf of themselves, their predecessors and successors, spouses and descendants, agents and assigns, officers, partners, directors, administrators, assigns, affiliates and successors forever release and discharge the other with respect to any and all claims, actions and causes of action of any kind or nature whatsoever, in law, equity or otherwise, whether fixed or contingent, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which now exist or heretofore have existed or may hereafter exist as against one another. Nothing contained in this Section 12 shall be construed to abrogate or otherwise affect the parties' surviving obligations under this Agreement and the Options (as modified above). Each party hereto expressly waives any right to assert that any claim or demand was excluded from this Agreement through ignorance, oversight or error.

13. HEADINGS

The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14. GOVERNING LAW

This Agreement and the obligations of the parties hereunder shall be governed by the law of the State of New Jersey excepting the provisions of New Jersey law regarding the conflict of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

MEASUREMENT SPECIALTIES, INC.


By: s/Joseph R. Mallon Jr.
Title: Chief Executive Officer

s/Donald Weiss
Donald Weiss

EXHIBIT A

Description of Additional Products

The Company's "Shockwriter" product together with all components, services, improvements or enhancements thereto; provided, however, that with respect to such Product the commissions to be paid to Consultant/Representative under
Section 3.1 hereof shall be as follows:
     Aggregate Net Sales            Commission
     -------------------            ----------
The first $0 - $200,000                  6%
the next $200,00 to $500,000             5
the next $500,000 to $1,000,000          4
the next $1,000,000 and above            3

Other products to be agreed upon after the Consultant Date.

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